Exhibit 4.8

TORM plc
2018 MANAGEMENT LONG-TERM INCENTIVE PLAN
Section 1.          Purpose.
Section 1.1          TORM plc, company registration number 09818726 (“TORM), an English company has adopted this management incentive plan (the “Plan”) to increase shareholder value and to advance the interests of TORM and its subsidiaries by providing share-based or cash-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate key employees of TORM and its subsidiaries and to strengthen the mutuality of interests between those service providers and TORM’s shareholders.
Section 1.2          Under the Plan, Incentives consist of opportunities (a) to purchase or receive A Shares of a nominal value of US$ 0.01 of TORM (the “A Shares”) or Depositary Interests, (b) to earn cash awards valued in relation to A Shares, or (c) to earn other cash-based performance awards, in each case on terms determined under the Plan.
Section 2.          Certain Definitions.
Section 2.1          As used herein, the following words or terms shall have the meanings below:
(a)          “Adoption Date” shall mean the date of the Committee’s adoption of the Plan.
(b)          “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.
(c)          “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security or the traded interest in that security.
(d)          “Business Reorganisation” shall mean the consummation of a reorganization, merger or consolidation (including a merger or consolidation of TORM or any direct or indirect subsidiary thereof), or sale or other disposition of all or substantially all of the assets, of the Group.

(e)          “Change of Control” has the meaning given to it in Section 12.
(f)          “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:
(i)          the price per share to be paid to TORM’s shareholders in the relevant transaction;
(ii)          the price per share offered to TORM’s shareholders in any tender offer or exchange offer whereby a Change of Control takes place;
(iii)          in all other events, the Fair Market Value (as defined in Section 13.8) per A Share, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options or exercise of instruments; or
(iv)          in the event that the consideration offered to TORM’s shareholders in any Change of Control transaction consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.
(g)          “Committee” has the meaning given to it in Section 3.1.
(h)          “Depositary” means Computershare DR Nominees Limited, as nominee for Computershare Trustees (Jersey) Limited or another depositary approved by the Committee that will act as depositary for the purposes of holding A Shares and allowing Depositary Interests to be held by Persons and, if either (i) the relevant A Shares are not subject to transfer restrictions or (ii) on cessation of all transfer restrictions applicable to A Shares represented by such Depositary Interests (or, if earlier, when the relevant A Shares are covered by an effective registration statement filed with the U.S. Securities and Exchange Commission or on the sale of the relevant A Shares pursuant to an exemption from applicable transfer restrictions), Cede & Co. as nominee for the Depositary Trust Corporation (“DTC”).
(i)          “control” (and variants thereof) shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  A general partner, manager or adviser is deemed to control a limited partnership.
(j)          “Depositary Interests” means either depositary receipts in respect of A Shares issued by Computershare Trustees (Jersey) Limited or book entry interests in A Shares allocated by DTC as the context requires (and, for the avoidance of doubt, excludes CREST depository interests).
(k)          “Fair Market Value” has the meaning given in Section 13.8.
(l)          “Immediate Family Members” of a Plan participant shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses.
(m)          “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group

(including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that Person shall not include an underwriter temporarily holding a security pursuant to an offering of the security.  References to a Person in the Plan include successors and assigns of such Person.
(n)          “Successor Corporation” shall mean a corporation that is a successor holding company of the Group in place of TORM or a preceding successor corporation, as a result of a Business Reorganisation or other transaction or series of transactions, and excluding for the avoidance of doubt, an entity in the Sponsor Group.
(o)          “Sponsor Group” means OCM Njord Holdings S.à r.l. and its Affiliates, excluding TORM or any other Successor Corporation and their respective subsidiaries.
Section 3.          Administration.
Section 3.1          Composition.  The Plan shall generally be administered by the board of directors of TORM or by a subcommittee thereof to whom such board of directors may delegate all or part of its authority in respect of the Plan from time to time (collectively, the “Committee”). In any event, the board of directors of TORM has the ultimate decision making authority in respect of the Plan,
Section 3.2          Authority.  The Committee shall have full power and authority to administer the Plan, including awarding Incentives under the Plan and entering into agreements with, or providing notices to, participants as to the terms of the Incentives (the “Incentive Agreements”). Specifically, the Committee thereof shall have full and final authority and discretion over the Plan and any Incentives granted under it, including, but not limited to, the right, power, and authority, to: (a) determine the Persons to whom Incentives will be granted under Section 4 and the time at which such Incentives will be granted; (b) subject to Section 7.9, determine the terms, provisions, and conditions of each Incentive (including, if applicable, the number of A Shares or Depositary Interests covered by the Incentive), which need not be identical and need not match any default terms set forth in the Plan; (c) subject to Section 7.9, amend any outstanding Incentives or accelerate the time at which any outstanding Incentives may vest; (d) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Incentive in the manner and to the extent it deems necessary or desirable to further the Plan’s objectives; (e) establish, amend, and rescind any rules or regulations relating to administration of the Plan that it determines to be appropriate; (f) resolve all questions of interpretation or application of the Plan or Incentives granted under the Plan; (g) determine any matters for the purposes of Section 12.2; (h) implement an adjustment to the Plan or the Incentives pursuant to Section 13.5; or (i) make any other determination that it believes necessary or advisable for the proper administration of the Plan.  Committee decisions in matters relating to the Plan shall be final, binding, and conclusive on all Persons, including the Group and Plan participants.
Section 4.          Eligible Participants.  Key employees of the Group shall become eligible to receive Incentives under the Plan when designated by the Committee.
Section 5.          Types of Incentives.  Incentives may be granted under the Plan to eligible participants in the form of (a) share options, (b) share appreciation rights (“SARs”), (c) restricted shares, (d) restricted share units (“RSUs”), (e) Other Share-Based Awards (as defined in Section 10), or (f) Cash-Based Performance Awards (as defined in Section 11).  Any entitlement to A Shares under this Plan may be, at the discretion of the Committee, a right to be issued with an A Share or a Depositary Interest which is held by a Depositary.
Section 6.          Shares Subject to the Plan.
Section 6.1          Percentage of Shares.  Subject to adjustment as provided in Section 13.5, the maximum percentage of A Shares (together with Depositary Interests) that may be delivered to participants and their permitted transferees under the Plan is expected to be up to 7% of TORM’s share capital from time to time.
Section 6.2          Share Counting.  Any A Shares subject to an Incentive that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan.  Notwithstanding the foregoing, however, A Shares subject to an Incentive under the Plan shall not be available again for issuance or delivery under the Plan if such A Shares were (a) tendered in payment of the Exercise Price, or (b) covered by, but not issued upon settlement of, share-settled SARs.
Section 6.3          Minimum Vesting Requirements.
(a)          Incentives granted under the Plan may have minimum vesting schedules as prescribed by the Committee.
(b)          No minimum vesting period applies to (i) A Shares or Depositary Interests issued or allocated in payment of cash amounts earned under the Group’s annual incentive plans; or (ii) A Shares or Depositary Interests issued or allocated in settlement of a Cash-Based Performance Award granted under Section 11 prescribed by the Committee.
Section 6.4          Type of A Shares.  To the extent permitted by applicable law, A Shares (or Depositary Interests) issued under the Plan may be made available from authorized and previously unissued shares or previously issued shares held as treasury shares or shares held through an employee benefit trust.
Section 7.          Share Options and Share Appreciation Rights.
Section 7.1          Grant of Appreciation Awards.  The Committee may grant appreciation awards in the form of share options or share appreciation rights as provided in this Section 7.
(a)          A share option is a right to acquire A Shares (or Depositary Interests) from TORM or an employee benefit trust established by TORM.
(b)          A SAR is a right to receive, without payment to TORM, a number of A Shares, Depositary Interests, cash, or any combination thereof (as specified in the applicable Incentive Agreement), and the number or amount of which is determined pursuant to the formula set forth in Section 7.6(c).
(c)          Each share option or SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan, including but not limited to, this Section 7, and the applicable Incentive Agreement.

Section 7.2          Exercise Price.  The exercise price per A Share (the “Exercise Price”) of a grant of options or SARs shall be determined by the Committee at grant, subject to adjustment under Section 12.2 or Section 13.5.
Section 7.3          Number.  The number of A Shares subject to each grant of share options or SARs shall be determined by the Committee, subject to Section 6 and adjustment as provided in Section 12. 2 or Section 13.5.
Section 7.4          Vesting and Exercisability.  Subject to Section 6.3, at the time an award of share options or SARs is made, the Committee shall establish the time or times at which the Incentive shall vest and become exercisable.  Each award of share options or SARs may have a different vesting period.  An acceleration of the vesting period shall occur (a) as provided under Section 13.3 in the event of termination of employment under the circumstances as may be provided in the Incentive Agreement and (b) unless otherwise provided in the Incentive Agreement, as described in Section 12 in the event of a Change of Control.
Section 7.5          Term.  The term of each share option or SAR shall be determined by the Committee, but shall not exceed a maximum term of 10 years.
Section 7.6          Manner of Exercise.
(a)          Each share option may be exercised, in whole or in part, by giving written notice to TORM, specifying the number of A Shares to be purchased.  The exercise notice shall be accompanied by the aggregate Exercise Price due for the A Shares to be purchased.  The aggregate Exercise Price shall be payable in Danish kroner or in another currency as determined by the Committee and may be paid (i) in cash; (ii) by check; (iii) except as may be prohibited by applicable law, by delivery, or attestation of ownership in accordance with procedures established by the Committee, of A Shares (or Depositary Interests), which A Shares shall be valued for this purpose at the Fair Market Value on the business day preceding the date on which TORM received notice of exercise; (iv) except as may be prohibited by applicable law, by delivery of irrevocable written instructions to a broker approved by TORM (with a copy to TORM) to immediately sell a portion of the A Shares issuable under the option (or the relevant Depositary Interest) and to deliver promptly to TORM the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to TORM) to pay the aggregate Exercise Price; (v) if approved by the Committee at its sole discretion and subject to any requirements the Committee may deem fit to impose, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of A Shares (or Depositary Interests) with an aggregate Fair Market Value equal to the difference between the aggregate Exercise Price of the options being surrendered and the aggregate Fair Market Value of the A Shares subject to the option on the business day preceding the date on which TORM received notice of exercise; or (vi) in such other manner as may be authorized from time to time by the Committee.
(b)          A SAR may be exercised, in whole or in part, by giving written notice to TORM, specifying the number of SARs that the holder wishes to exercise.  TORM shall, within 30 days of receiving such notice, deliver to the holder, the A Shares (or Depositary Interests), cash, or combination of A Shares (or Depositary Interests) and cash to which the holder is entitled as provided in the Incentive Agreement, calculated as provided in Section 7.6(c).

(c)          If the SAR is payable in cash, then the holder is entitled to a cash payment equal to the appreciation value of the number of A Shares as to which the SAR is being exercised, calculated by (i) subtracting the Exercise Price of the SAR from the Fair Market Value of an A Share on the business day preceding the date on which TORM received notice of exercise then (ii) multiplying by the number of A Shares as to which the SAR is being exercised (such value, the “Appreciation”).  If the SAR is payable in A Shares (or Depositary Interests), then the holder is entitled to receive a number of A Shares (or Depositary Interests) equal to the Appreciation divided by the Fair Market Value of an A Share on the business day preceding the date on which TORM received notice of exercise, rounded down to the next whole share, with cash paid in lieu of fractional shares.
Section 7.7          No Dividend Equivalent Rights.  Participants shall not be entitled to any dividend equivalent rights (or rights in respect of any other distributions made by TORM) for any period of time prior to exercise of the Incentive.
Section 7.8          Cancellation.  Upon approval of the Committee, and except as may be prohibited by applicable law, TORM may cancel a previously-granted share option or SAR by mutual agreement with the participant prior to exercise by payment to the holder of the amount per A Share by which: (a) the Fair Market Value of an A Share on the trading day immediately preceding the date of cancellation exceeds (b) the Exercise Price, or by payment of such other mutually agreed upon amount; provided, however, that no such cancellation shall be permitted if prohibited by Section 7.9.
Section 7.9          General Prohibition Against Repricing.  Except for adjustments pursuant to Section 13.5 or actions permitted to be taken by the Committee in the event of a Change of Control, unless approved by TORM’s shareholders, (a) the Exercise Price of any outstanding option or SAR granted under the Plan may not be decreased after the date of grant and (b) an outstanding option or SAR that has been granted under the Plan may not, as of any date that such option or SAR has a per share Exercise Price that is greater than the then current Fair Market Value of an A Share, be surrendered to TORM as consideration for the grant of a new option or SAR with a lower Exercise Price, restricted shares, RSUs, an Other Share-Based Award, a cash payment, or Depositary Interests.
Section 7.10          Securities Law Restrictions.  By acquiring A Shares (or interests in A Shares) pursuant to the exercise of a share option or SAR, the relevant participant agrees and acknowledges that those A Shares (or Depositary Interests) may be subject to U.S. securities laws restrictions on the transfer of such A Shares (or Depositary Interests) and that the relevant A Shares may be issued to the Depositary and depositary receipts in respect of them may be issued by the Depositary.  Each certificate for A Shares (and Depositary Interests) shall bear the following legend:
“The shares of common stock represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement under the Act and compliance with applicable state securities laws or (ii) an applicable exemption therefrom and an opinion of counsel satisfactory to the issuer that such registration is not required.”

Alternatively, where, in the discretion of the Committee, no physical certificates are issued, the appropriate restrictions may be reflected in the records of TORM’s transfer agent and/or the Depositary.
Section 8.          Restricted Shares.
Section 8.1          Grant of Restricted Shares.  The Committee may award restricted shares to such eligible participants as provided in this Section 8.  An award of restricted shares shall be subject to such restrictions on transfer, forfeitability provisions, and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan and applicable law.  Restricted shares may, at the absolute discretion of the Committee, be awarded by way of issue of restricted shares to a Depositary and the issue or allocation by the Depositary of Depositary Interests to the relevant participant, such Depositary Interests being subject to like restrictions as the restricted shares.
Section 8.2          The Restricted Period.  Subject to Section 6.3, at the time an award of restricted shares is made, the Committee shall establish the period of time during which the shares are restricted (the “Restricted Period”), following which the restrictions shall lapse and the restricted shares shall vest.  Each award of restricted shares may have a different Restricted Period.  The expiration of the Restricted Period shall occur (a) as provided under Section 13.3 in the event of termination of employment under the circumstances as may be provided in the Incentive Agreement and (b) unless otherwise provided in the Incentive Agreement, as described in Section 12 in the event of a Change of Control.
Section 8.3          Escrow.  The participant receiving restricted shares shall enter into an Incentive Agreement with TORM setting forth the conditions of the grant.  At the direction of the Committee certificates, if issued, representing restricted shares or Depositary Interests in restricted shares may (at the sole discretion of the Committee) be registered in the name of the Depositary or participant and deposited with TORM, together with a stock power endorsed in blank by the participant.  Each such certificate may bear legends in substantially the following form:
“The transferability of this certificate and the securities represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the TORM plc 2018 management incentive plan (the “Plan”), and an agreement entered into between the beneficial owner and TORM plc (“TORM”) thereunder.  Copies of the Plan and the agreement are on file at the principal office of TORM.”; and
“The shares of common stock represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement under the Act and compliance with applicable state securities laws or (ii) an applicable exemption therefrom and an opinion of counsel satisfactory to the issuer that such registration is not required.”
Alternatively, in the discretion of the Committee, ownership of the restricted shares or Depositary Interests in restricted shares and the appropriate restrictions may be reflected in the records of TORM’s transfer agent and/or the Depositary and no physical certificates may be issued. In such case, restricted shares shall be issued to and held by the Depositary which will issue Depositary Interests to the participant or to an employee benefit trust established by the Company or Subsidiary or another nominee (as determined by the Committee), in each case on behalf of the participant.
Section 8.4          Dividends on Restricted Shares.  Any and all cash and share dividends and other distributions paid with respect to the restricted shares shall be subject to any restrictions on transfer, forfeitability provisions, or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.
Section 8.5          Forfeiture.  In the event of the forfeiture of any restricted shares or Depositary Interests under the terms provided in the Incentive Agreement (including any additional shares or Depositary Interests that may result from the reinvestment of cash and share dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and any certificates cancelled.  The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 13.5.
Section 8.6          Expiration of Restricted Period.  Upon the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted shares shall lapse and TORM shall direct the transfer agent to remove all restrictions and legends from the book entry for the vested shares and/or Depositary Interests, except for any restrictions and legends that may be imposed by law or regulations.
Section 8.7          Rights as a Shareholder.  Subject to the terms and conditions of the Plan and any restrictions on the receipt of dividends and other distributions that may be imposed in the Incentive Agreement, each participant who is registered as the owner of restricted shares shall have all the rights of a shareholder with respect to shares during the Restricted Period, including without limitation, the right to vote such shares.  Each participant who receives Depositary Interests instead of restricted shares agrees that the Depositary will be the legal owner of the restricted shares and, accordingly, the participant will not have the rights conferred on shareholders by TORM’s articles of association or under applicable law. As the legal owner of those restricted shares, the Depositary will be entitled to enjoy and exercise all of the rights attached to the restricted shares, provided that, similar to other securities held by depositaries, the Depositary will grant contractual rights to the holders of the Depositary Interests substantially equivalent in effect to the rights attached to the A Shares but not directly enforceable against TORM (subject to compliance with the depositary agreement and applicable law and regulations). Accordingly, the Employee’s ability to exercise shareholder rights in respect of restricted shares will be determined by the agreements between TORM and the Depositary.
Section 9.          Restricted Share Units.
Section 9.1          Grant of Restricted Share Units.  A restricted share unit, or RSU, represents the right to receive from TORM on the respective scheduled vesting or settlement date for such RSU one A Share (or a Depositary Interest in respect of one A Share).  An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions, and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. If decided at the Committee’s discretion from time to time or in relation to specific Persons to grant RSUs, RSUs are intended to be granted annually. No grant of RSUs in one instance shall automatically entitle any Person to receive grants at any subsequent time.
Section 9.2          Vesting and Settlement.  Subject to Section 6.3, at the time an award of RSUs is made, the Committee shall establish the period of time during which the RSUs shall vest and when the RSUs may settle. Settlement may be in A Shares or in Depositary Interests at the Committee’s discretion.  Each award of RSUs may have a different vesting or settlement period.  An acceleration of the vesting and settlement may occur (a) as provided under Section 13.3 in the event of termination of employment under the circumstances as may be provided in the Incentive Agreement and (b) unless otherwise provided in the Incentive Agreement, as described in Section 12 in the event of a Change of Control.
Section 9.3          Dividend Equivalent Accounts.  Subject to the terms and conditions of the Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the vesting and settlement of RSUs granted under the Plan, the Committee may determine to pay dividend equivalent rights (or rights to other distributions made by TORM) with respect to RSUs, in which case, unless determined by the Committee to be paid currently, TORM shall establish a bookkeeping account for the  participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each A Share underlying each RSU.  The participant shall have no rights to the amounts or other property credited to such account except to the extent provided in the Incentive Agreement.
Section 9.4          Rights as a Shareholder.  Subject to the restrictions imposed under the terms and conditions of the Plan and any other restrictions that may be imposed in the Incentive Agreement, each participant receiving RSUs shall have no rights as a shareholder with respect to such RSUs until such time as the RSUs vest and A Shares are issued to the participant.  Each participant who receives Depositary Interests instead of A Shares agrees that the Depositary will be the legal owner of the A Shares and, accordingly, the participant will not have the rights conferred on shareholders by TORM’s articles of association or under applicable law. As the legal owner of those restricted shares, the Depositary will be entitled to enjoy and exercise all of the rights attached to the A Shares, provided that, similar to other securities held by depositaries, the Depositary will grant contractual rights to the holders of the Depositary Interests substantially equivalent in effect to the rights attached to the A Shares but not directly enforceable against TORM (subject to compliance with the depositary agreement and applicable law and regulations). Accordingly, the participant’s ability to exercise shareholder rights in respect of A Shares will be determined by the agreements between TORM and the Depositary.
Section 10.          Other Share-Based Awards.
Section 10.1          Grant of Other Share-Based Awards.  Subject to the limitations described in Section 10.2 hereof, the Committee may grant to eligible participants other share-based awards, which shall consist of awards (other than options, SARs, restricted shares, RSUs, or Cash-Based Performance Awards described in Section 7 to Section 9 and Section 11) paid out in A Shares (or Depositary Interests) or the value of which is based in whole or in part on the value of A Shares (“Other Share-Based Awards”).  Other Share-Based Awards may be awards of A Shares (or Depositary Interests), awards of phantom shares, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, A Shares (including, without limitation, securities convertible or exchangeable into or exercisable for A Shares (or Depositary

Interests), as deemed by the Committee consistent with the purposes of the Plan.  The Committee shall determine the terms and conditions of any Other Share-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to A Shares (or Depositary Interests) associated with any such award) and may provide that such award is payable in whole or in part in cash.  An Other Share-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of the Plan.
Section 10.2          Vesting.  Subject to Section 6.3, at the time that an Other Share-Based Award is made, the Committee shall establish the period of time during which the Other Share-Based Award shall vest and following which all restrictions shall lapse.  Each award of Other Share-Based Award may have a different vesting period.  An acceleration of the vesting period shall occur (a) as provided under Section 13.3 in the event of termination of employment under the circumstances as may be provided in the Incentive Agreement and (b) unless otherwise provided in the Incentive Agreement, as described in Section 12 in the event of a Change of Control.
Section 11.          Cash-Based Performance Awards.  The Committee may grant Incentives in the form of cash-based performance awards to eligible participants, which shall consist of the opportunity to earn awards based on performance and valued in Danish kroner (or in another currency as determined by the Committee) rather than A Shares (or Depositary Interests) (“Cash-Based Performance Awards”).  At the Committee’s election and as provided in the Incentive Agreement, Cash-Based Performance Awards may be settled in cash, A Shares (or Depositary Interests), or a combination of them. A Cash-Based Performance Award shall be subject to such terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.  Subject to Section 6.3, at the time that a Cash-Based Performance Award is granted, the Committee shall establish the vesting criteria for such Incentive, including, as applicable, the performance period, the time or times at which any payout shall be deemed vested and payable.  An acceleration of vesting shall occur (a) as provided under Section 13.3 in the event of termination of employment under the circumstances as may be provided in the Incentive Agreement and (b) unless otherwise provided in the Incentive Agreement, as described in Section 12 in the event of a Change of Control.
Section 12.          Change of Control.
Section 12.1          Change of Control Defined.  Unless otherwise provided in an Incentive Agreement, “Change of Control” shall mean:
(a)          A transaction or series of transactions, including a Business Reorganisation, that results in:
(1) the Sponsor Group holding Beneficial Ownership of less than 1/3 of the issued and outstanding A Shares or common stock in TORM or the Successor Corporation (as applicable); AND
(2) the acquisition by any Person (other than the Sponsor Group) of Beneficial Ownership of 1/3 or more of the issued and outstanding A Shares or common stock in TORM or the Successor Corporation (as applicable); or

(b)          approval by the shareholders of TORM or the Successor Corporation (as applicable) of a complete winding-up, liquidation or dissolution of TORM or the Successor Corporation (as applicable).
Notwithstanding anything herein to the contrary, the following transactions shall not constitute a Change of Control: (i) a reorganization, merger or consolidation amongst members of the Group, (ii) any acquisition of A Shares (or Depositary Interests) by TORM or its subsidiaries, (iii) any acquisition of A Shares (or Depositary Interests) by any employee benefit plan (or related trust) sponsored or maintained by the Group, (iv) a reincorporation or redomiciliation of a member of the Group in a different jurisdiction, or (v) changes to the Group’s holding structure, a listing of a member of the Group or any other transaction, in each case, in which there is no substantial change in the Beneficial Ownership of the Group. See also Section 13.5 (Adjustment) below.
Section 12.2          Effect of a Change of Control.
(i)          Except as otherwise provided in an Incentive Agreement and notwithstanding any other provision of the Plan, in the event of a Change of Control, all outstanding Incentives shall, as determined by the Committee in its sole discretion:
(ii)          be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation, or
(iii)          become vested and immediately and fully exercisable, during such period immediately prior to such Change of Control as may be determined by the Committee, and all forfeiture restrictions shall be waived, or
(iv)           cancelled by the Committee for Fair Market Value (as determined by the Committee), which in the case of any Incentives that set out a strike price, exercise price or similar payment obligation, may equal the excess of the Change of Control Value over such strike price, exercise price or similar payment obligation.
(b)          For the purposes of this Section, the Incentive shall be considered assumed or substituted if, following the transaction, the Incentive confers the right to purchase or receive, for each A Share or Depositary Interest subject to the Incentive immediately before the transaction, the consideration (whether stock, other securities or property) received in the transaction by Beneficial Owners of A Shares for each A Share or Depositary Interest beneficially owned on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the Beneficial Owners of a majority of the outstanding A Shares or Depositary Interests, pursuant to the transaction (but not any statutory squeeze out or other procedure resulting from the transaction) but for those purposes ignoring those Beneficial Owners who are not entitled to elect for certain types of consideration for legal or regulatory reasons); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation, its parent or subsidiary, then the Committee may, with the consent of the successor corporation, its parent or subsidiary, provide for the consideration to be received upon the exercise of the Incentive, for each A Share or Depositary Interest, subject to the Incentive, to be solely common stock of the successor corporation its parent or subsidiary, equal in Fair Market Value to the per share consideration received by holders of A Shares in the transaction.
Section 13.          General.
Section 13.1          Duration.  No Incentives may be granted under the Plan after the date that is 10 years following the Adoption Date; provided, however, that the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of A Shares (or Depositary Interests) or otherwise been terminated under the terms of the Plan and all restrictions imposed on A Shares (or Depositary Interests) in connection with their issuance under the Plan have lapsed.
Section 13.2          Transferability.  No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant, except: (a) by will; (b) by the laws of descent and distribution; or (c) if permitted by the Committee (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.
Section 13.3          Effect of Termination of Employment or Death.  In the event that a participant ceases to be an employee of the Group or to provide services to the Group for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement (in compliance with applicable law).
Section 13.4          Additional Conditions.  Anything in the Plan to the contrary notwithstanding, TORM shall have no obligation to issue any Incentives or A Shares (or Depositary Interests) pursuant to the Plan unless the issuance and delivery of such Incentives or A Shares (or Depositary Interests) complies with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which the Incentives or A Shares (or Depositary Interests) may then be listed. The Committee may require, as a condition to the issuance of Incentives or A Shares (or Depositary Interests), that the participant make such covenants, agreements and representations, and that any certifications representing the Incentives bear such legends, as the Committee deems necessary or desirable.
Section 13.5          Adjustment.
(a)          Notwithstanding anything to the contrary herein, in the event of any transaction or series of transactions resulting in a change in the Group’s holding structure or change in the outstanding share capital of TORM after the Adoption Date by reason of reorganization, recapitalization, reclassification, redomiciliation, stock dividend, stock split, stock issuance, combination of shares, stock exchange, corporate exchange or Business Reorganisation or other similar transaction which does not constitute a Change of Control under Section 12.1(a), including for the avoidance of doubt, a Business Reorganisation whereby a Successor Corporation of the Group is established through which the Sponsor Group holds at least an equivalent economic interest in the Group as it currently holds through TORM, the Committee at its discretion and without liability to any Person shall make such substitution or adjustment as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or to be issued pursuant to the Plan or pursuant to outstanding Incentives, including to substitute Incentives existing prior to the transaction with substantially the same rights in such acquiring Successor Corporation (ii) the strike price or exercise price of any Incentive, or (iii) any other affected terms of the Plan or an Incentive.
(b)          Without prejudice to the generality of the foregoing, the Committee may at its discretion determine that following any applicable transaction described in this section, an Incentive shall confer the right to purchase or receive, for each A Share (or Depositary Interests) subject to the Incentive immediately before the transaction, the consideration (whether stock, other securities or property) received in the transaction by holders of A Shares (or Depositary Interests) for each A Share (or Depositary Interest) held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding A Shares (or Depositary Interests), pursuant to the transaction (but not any statutory squeeze out or other procedure resulting from the transaction); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation, its parent or subsidiary, then the Committee may, with the consent of the successor corporation, its parent or subsidiary, provide for the consideration to be received upon the exercise of the Incentive, for each A Share (or Depositary Interest in an A Share) subject to the Incentive, to be solely common stock of the successor corporation its parent or subsidiary, equal in Fair Market Value to the per share consideration received by holders of shares in A Shares in the transaction.
(c)          No substitution or adjustment shall require the issuance of a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.
Section 13.6          No Continued Employment.  No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Group for any period of time or to any right to continue his or her present or any other rate of compensation.
Section 13.7          Amendments to or Termination of the Plan.  The Committee may amend or discontinue the Plan at any time; provided, however, that to no such amendment may:
(a)          materially revise the Plan without the approval of the shareholders to the extent such approval is required under applicable listing standards of any exchange on which A Shares (or Depositary Interests) are listed;
(b)          amend Section 7.9 to permit repricing of options or SARs without the approval of shareholders; or
(c)          materially impair, without the consent of the recipient, an Incentive previously granted, except that the Group retains all of its rights under Section 12.
For the avoidance of doubt, nothing in this Section 13.7 shall impair the Committee’s rights under Section 13.5.

A material revision of the Plan as used in this Section 13.7 includes (1) except for adjustments permitted herein, a material increase to the maximum number of A Shares (or Depositary Interests) that may be issued through the Plan; (2) a material increase to the benefits accruing to participants under the Plan; (3) a material expansion of the classes of Persons eligible to participate in the Plan; (4) an expansion of the types of Incentives available for grant under the Plan; (5) a material extension of the term of the Plan; and (6) a material change that reduces the price at which A Shares (or Depositary Interests) may be offered through the Plan.
Section 13.8          Definition of Fair Market Value.  Whenever “Fair Market Value” of a member of the Group’s shares are required to be determined for purposes of the Plan, it shall be determined in good faith by the Committee, and if such shares are listed, then, shall be based on the closing sale price on the applicable date (or if no sale of the shares shall have been made on that day, on the next preceding day on which there was a sale of the shares) on the consolidated transaction reporting system of the stock exchange with the greatest volume of trading in the Group’s shares during the immediately preceding 90 days prior to the time of determination (as such volume is reported in any source the Committee deems reliable). The determination of the Committee shall be conclusive and binding on all Persons.
Section 13.9          Sub-plans.  The Committee may establish sub-plans under the Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the Group intends to grant Incentives.  Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable.  All sub-plans shall be deemed a part of the Plan, but any sub-plan shall apply only to the participants specified in that sub-plan, whether specified by individual name, job-title, classification, employer, or jurisdiction.
Section 13.10          No Trust or Fund Created.  Neither the Plan nor any Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Group and a participant or any other Person.  To the extent that any Person acquires the right to receive payments from the Group pursuant to an Incentive, such right shall be no greater than the right of any unsecured general creditor of the Group.
Section 13.11          Tax. Unless otherwise agreed in writing, the Group shall have the power and right to deduct or withhold from any amount payable to a participant under the Plan or otherwise, or require a participant to remit to the Group, an amount sufficient to satisfy any taxes employee national insurance contributions, social security charges (as applicable) or penalties required by applicable law or regulation to be paid (whether following withholding or otherwise) with respect to any taxable event arising as a result of the Plan. Unless otherwise agreed in writing, Plan participants are solely responsible and liable for the satisfaction of any tax liability, employee national insurance contributions, other social security charges (as applicable) or penalties that may arise in connection with Incentives and the Group shall not have any obligation to indemnify or otherwise hold any such Person harmless from any or all of such taxes, employee national insurance contributions, other social security charges (as applicable) or penalties.  The participant shall make all tax elections and filings required by applicable law or as reasonably required by the Committee within the time limits required by law and provide to the Group such information as it shall require for the purposes of fulfilling its obligations in respect of any such filings and elections. Unless otherwise agreed in writing, the participant shall indemnify the Group against, and shall pay to the Group, the full amount of any tax, employee national insurance contribution, any other social security charge or penalty arising from any Incentive within 90 days of that liability arising to the extent that the Group has not recovered such amounts from the participant by way of deduction or withholding from any other payment. Subject to applicable law and at its discretion, the Group shall have the power and right to transfer to the relevant employee social security liabilities of the applicable member of the Group.
Section 13.12          Offset. If a participant under the Plan becomes entitled to a cash payment under an Incentive, and if at such time, the participant has any outstanding debt, obligation or other liability representing an amount owed to the Group, then the Group, upon a determination of the Committee and to the extent permitted by applicable law, may offset such amount so owing against the amount of cash otherwise distributable.
Section 13.13          Governing Law.  The Plan will be construed and administered in accordance with the laws of England and Wales, without giving effect to principles of conflict of laws and subject to the non-exclusive jurisdiction of the English courts.
Section 13.14          Severability.  If any term or provision of the Plan shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, in whole or in part, such provision shall be deemed modified or limited to the extent necessary to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.